Voxware Announces $2.5 Million Financing

Investment Led by Cross Atlantic Capital Partners
with Participation by Edison Venture Fund

HAMILTON, NJ – June 30, 2009 – Voxware, Inc. (Nasdaq: VOXW), a leading supplier of software for voice-driven warehousing operations, announced it has executed transaction documents for a private placement of 1,428,571 shares of its common stock, $0.001 par value (the “Common Stock”), at $1.75 per share (the “Private Placement”). The Company anticipates closing on or about June 30, 2009. Aggregate gross proceeds to the Company will be approximately $2.5 million before expenses.

In connection with the Private Placement, the Company also issued warrants to purchase 142,857 shares of the Company’s Common Stock which will not be exercisable until the six (6) month anniversary of the date of issuance and shall expire three (3) years from the date of issuance, at an exercise price of $2.50 per share.

“At Voxware we have a number of initiatives in process that continue our tradition of software innovation,” said Scott Yetter, CEO of Voxware. “This financing enables us to accelerate those initiatives as well as increase funding of our sales and marketing programs.”

“As a long-time investor in Voxware, we are pleased with the Company’s ability to deliver game-changing software to the market for voice-enabled distribution centers,” said Donald Caldwell, Chairman and Chief Executive Officer of Cross Atlantic Capital Partners Inc. “We are eager to help fund an acceleration of Voxware’s product strategy.”

About Voxware

Voxware, Inc. (NASDAQ: VOXW), provides voice-driven software products that optimize the full spectrum of warehouse operations for greater accuracy, productivity and flexibility in supply chain execution. Voxware’s corporate headquarters are in Hamilton, New Jersey, with operating offices in Cambridge, Massachusetts, the United Kingdom, and France. Additional information about Voxware can be obtained at http://www.voxware.com.

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For Additional Information:

Public Relations Contact:
PR@voxware.com

Investor Relations Contact:
William Levering
IR@voxware.com
609-514-4100

Product/Sales Inquiries:
marketing@voxware.com
609-514-4100 ext. 4122

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware’s plans to differ or results to vary from those expected including the risks associated with Voxware’s need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware’s need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware’s results of operations; competition from others; Voxware’s evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware’s need for additional capital; and a variety of risks set forth from time to time in Voxware’s filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.